UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2007

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street
New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2007, the Company and Stephen J. McMillan, Senior Managing Director — Europe, mutually agreed to terminate Mr. McMillan’s employment with the Company so that he may pursue other opportunities.  Mr. McMillan’s employment with the Company will terminate on April 15, 2007 (the “Termination Date”).

Mr. McMillan and the Company entered into a separation agreement on March 14, 2007, which provides for the payment of Mr. McMillan’s base salary until the Termination Date and a cash termination payment of $1 million as consideration for his compliance with the terms of the separation agreement.  The Company will continue to provide Mr. McMillan with health insurance until June 30, 2007.  Mr. McMillan will not be paid a bonus for 2006.

Mr. McMillan’s employment agreement, dated May 1, 2002, as amended, will be terminated as of the Termination Date.

Mr. McMillan will be subject to post-termination restrictions on any competitive activities, as set forth in the separation agreement, and Mr. McMillan has also agreed to release the Company from any claims.

Item 7.01.    Regulation FD Disclosure.

On March 15, 2007, the Company issued a press release announcing the appointment of Julian Swain as the head of the Company’s London operations and Marc Souffir as the head of the Company’s Paris operations.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Section 7.01 of this Current Report, including exhibits attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Section 7.01 of this Current Report, including exhibits attached hereto, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as may otherwise be expressly stated in such filing.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

99.1	Press release, dated March 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: March 15, 2007	By:	/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel